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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                                         PRO
                                                  HISTORICAL                            FORMA          HISTORICAL         PRO FORMA
                             ------------------------------------------------------    --------    -------------------    ---------
                                                                                        YEAR                                NINE
                                                                                        ENDED         NINE MONTHS          MONTHS
                                                   YEAR ENDED                          DECEMBER          ENDED              ENDED
                                                  DECEMBER 31,                            31,         SEPTEMBER 30,        SEPT. 30
                           --------------------------------------------------------    --------    -------------------    ---------
                             1992        1993        1994        1995        1996        1996       1996        1997         1997
                           --------     -------     -------     -------     -------    --------    -------    --------     --------
Income (loss) from
  continuing operations
  before income taxes
  and extraordinary items   $(4,683)    $   666     $(9,487)    $ 2,362     $31,546     $27,006    $21,091    $87,095      $ 80,716



Fixed charges:
  Interest expense (a)        5,258       7,574      13,537      16,287      16,454      24,228     12,265      13,080       18,911
  Interest factor
  portion of rentals (b)        940         698       1,220       1,203       1,726       1,726      1,352       1,804        1,804
                           --------     -------     -------     -------     -------     -------    -------    --------     --------
      Total fixed charges     6,198       8,272      14,757      17,490      18,180      25,954     13,617      14,884       20,715

Earnings before income
  taxes and fixed charges   $ 1,515     $ 8,938     $ 5,270     $19,852     $49,726     $52,960    $34,708    $101,979     $101,431
                           ========     =======     =======     =======     =======     =======    =======    ========     ========
Ratio of earnings to
  fixed charges                0.24 (c)    1.08        0.36 (c)    1.14        2.74        2.04       2.55        6.85         4.90
                           ========     =======     =======     =======     =======     =======    =======    ========     ========

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(a) Interest expense consists of interest expense incurred from continuing operations and amortization of debt issuance costs.

(b) Interest factor portion of rentals is estimated to be one third of rental expense.

(c) In 1992 and 1994, earnings, as-defined, before fixed charges were inadequate to cover fixed charges. Such deficiencies were $4.7 million and $9.5 million, respectively.